Exhibit 10.46

KEY EMPLOYEE AGREEMENT

To:	Dennis Eckols

1887 SE Milport Road

Milwaukie, OR 97222

The undersigned, R.G. Barry Corporation, an Ohio corporation, with its principal place of business located at 13405 Yarmouth Road, N.W., Pickerington, Ohio 43147 (the “Company”), hereby agrees with you as follows:

1.	Position and Responsibilities of the Company.

1.1 You shall serve as President, baggallini of a subsidiary of the Company, baggallini, Inc. (“baggallini”). In such capacity, you will be responsible for strategic planning as well as day-to-day operations of baggallini.

1.2 You will devote your full time and your best efforts to the performance of your duties hereunder and the business and affairs of the Company and baggallini. You agree to perform such duties as may be assigned to you by the Company’s Chief Executive Officer or by senior executive officer of the Company who may be designated for that purpose.

1.3 You will duly, punctually, and faithfully perform and observe any and all rules and regulations which the Company or baggallini may or shall hereafter reasonably establish governing your conduct as an employee and the conduct of the business of the Company and baggallini including, without limitation, the Company’s Code of Business Conduct & Ethics and its insider trading policy, copies of which have been furnished to you.

2.	Term of Employment.

2.1 The term of this Agreement (the “Term”) shall be for the period set forth in Exhibit A annexed hereto (“Exhibit A”). Notwithstanding anything contained herein to the contrary, your employment by the Company may be terminated as provided in Sections 2.2 and 2.5 of this Agreement.

2.2 The Company shall have the right to terminate your employment at any time under this Agreement prior to the expiration of the Term in any of the following ways:

(a)	on thirty (30) days prior written notice to you in the event of your disability (for purposes of this Agreement, you shall be deemed disabled if, as a result of a physical or mental disability, you have been absent from your duties with the Company or baggallini on a full-time basis for the entire period of four (4) consecutive months and you are unable to return to the full-time performance of such duties prior to the end of such thirty (30) day notice period);

(b)	immediately, without prior notice to you by the Company, for “Cause,” as defined in Section 2.6 of this Agreement;

(c)	immediately, without prior notice to you by the Company, upon your death; or

(d)	at any time, without Cause.

2.3 Subject to the last sentence of this Section 2.3, if the Company terminates your employment without Cause prior to the expiration of the Term, the Company shall pay you, as severance pay, in bi-weekly installments over a period of twelve (12) months after the effective date of your termination, an amount equal to your Base Salary (as defined in Exhibit A) at the rate in effect on the date of termination. In addition, if you elect to continue benefits under COBRA, the Company will make available to you and your spouse or other dependents (who otherwise qualify for coverage under the Company’s programs), for a period of twelve (12) months following termination of employment without Cause, at the same cost such benefits are provided to active full-time employees of the Company (including co-pays, coinsurance and deductibles), all medical, prescription drug, dental and vision benefits provided to such full-time employees. Your receipt of the payments and benefits provided for in this Section 2.3 shall be conditioned upon your signing and delivering to the Company a standard release of claims in a form to be provided by the Company before such payments and benefits are to begin.

2.4 If your employment is terminated because of your death, all obligations of the Company under this Agreement shall cease, except with respect to amounts and obligations accrued to you through the date on which your death has occurred. Except as specifically provided in Section 2.3, if your employment is terminated by the Company for any other reason, all obligations of the Company (except with respect to amounts and obligations accrued to you prior to the date of termination) shall cease immediately as of the date of termination.

2.5 In addition to the Company’s termination rights set forth above, you shall have the right to terminate this Agreement for “Good Cause,” as hereinafter defined. As used herein, the term “Good Cause” shall mean the failure of the Company to employ you in the capacity and with the responsibilities for which you were hired as described in paragraph 1 above, and the Company’s failure to correct such failure within thirty (30) days of written notice from you of the Company’s alleged failure, which notice must be provided within ninety (90) days after the initial occurrence of the Good Cause. Should the Company not correct the situation, then you may again notify the Company of your election to terminate this Agreement, effective thirty days from the date of the second notice. Such termination by you shall be treated as a termination without Cause by the Company and you shall be entitled to the benefits set forth in paragraph 2.3 above and subject to the same conditions as set forth in paragraph 2.3 above.

2.6 For purposes of this Agreement, “Cause” shall mean: (i) your willful failure or refusal to comply with reasonable and explicit directives of the Company or to render the services required herein after written notice thereof from the Company and your failure to cure such failure or refusal within ten days of receipt of such notice; (ii) a determination by the Company acting in good faith that you are responsible for fraud or embezzlement involving assets of the Company or baggallini, their customers, suppliers or affiliates or other misappropriation of the assets or funds of the Company or baggallini or any other affiliate of the Company; (iii) you are charged with, indicted for, plead guilty or nolo contendere to, or are convicted of, a criminal felony offense; (iv) the willful breach or habitual neglect of your obligations under this Agreement or your duties as an employee of the Company and your failure to cure such breach or neglect after notice from the Company and your failure to cure such notice or neglect within ten days of receipt of such notice; and/or (v) habitual use of drugs.

3.	Compensation.

You shall receive the compensation and benefits set forth in Exhibit A for all services to be rendered by you hereunder and for your transfer of property rights, if any, pursuant to an agreement between you and the Company relating to proprietary and confidential information and inventions dated of even date herewith, a copy of which is attached hereto as Exhibit B (the “Confidentiality and Inventions Agreement”).

4.	Noncompetition.

4.1 You agree that, other than for the benefit of the Company or baggallini, you will not, during your employment with the Company and for a period of two (2) years following the termination of your employment with the Company or any affiliate of the Company, whether or not this Agreement is in effect (the “Restriction Period”), directly or indirectly, engage in the planning, research, development, production, manufacture, marketing, sales or distribution of accessory handbags, totes and luggage or engage in any other line of business engaged in or under demonstrable development by the Company or baggallini or otherwise engage in any business that is being engaged in by the Company or baggallini, either individually or as an officer, director, employee, consultant, advisor, agent (whether a salesperson or otherwise), broker, or partner, co-venturer, stockholder or other proprietor of, any firm, corporation, partnership, limited liability company, trust, association or other organization which is engaged. The restrictions set forth in this paragraph 4 shall apply regardless of whether termination of your employment is with or without Cause by the Company or is initiated by you. The restrictions set forth in this paragraph shall be applicable to any geographic area in the United States or elsewhere provided that the Company or baggallini conducted business in such geographic area while you were employed by the Company.

4.2 You further agree that, during the Restriction Period, you will not, directly or indirectly, (A) induce or attempt to induce any employee of the Company or baggallini to leave the employ of the Company or baggallini; (B) in any way interfere with the relationship between the Company or baggallini and any such employee of the Company or baggallini; (C) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of the Company or baggallini; or (D) induce or attempt to induce any customer, supplier, licensee or other individual or entity to cease doing business with the Company or baggallini or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Company or baggallini.

4.3 You further agree that, during the Restriction Period, you will not, directly or indirectly, solicit the business of any individual or entity known to you to be a customer of the Company or baggallini, whether or not you had personal contact with such customer, with respect to products or activities which compete in whole or in part with the business operated by the Company or baggallini.

5.	Proprietary Information.

You agree to execute, deliver and be bound by the provisions of the Confidentiality and Inventions Agreement.

6.	Remedies.

Your obligations under the Confidentiality and Inventions Agreement and the provisions of Section 4 and Sections 6 through 16 of this Agreement shall survive the expiration or termination of this Agreement or your employment with the Company or its successors and assigns (whether through your resignation or otherwise) . You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Confidentiality and Inventions Agreement or Section 4 hereof would be inadequate and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

7.	Arbitration.

Except to the extent necessary to obtain injunctive relief as described in paragraph 6 hereof, any dispute concerning this Agreement, including, but not limited to, its existence, validity, interpretation, performance or non-performance, arising before or after termination or expiration of this Agreement, shall be settled by a single arbitrator in Columbus, Ohio, in accordance with the expedited procedures of the commercial rules then in effect of the American Arbitration Association. Judgment upon any award may be entered in the highest court, state or federal, having jurisdiction. The cost of such arbitration shall be borne equally between the parties thereto unless the arbitrator elects to award costs and reasonable attorneys fees as part of the award which the arbitrator shall have the authority to do. Any judicial proceeding filed to obtain injunctive relief shall be filed in a court in Columbus, Ohio. You agree that you are subject to the jurisdiction of any such court for such purpose.

8.	Assignment.

This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you, except by operation of law or by a further written agreement by the parties hereto.

9.	Interpretation.

It is the intent of the parties that, in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, it is the intent of the parties that, if any one or more of the provisions contained in this Agreement is or becomes or is deemed invalid, illegal or unenforceable or in case any provision of this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by amending, limiting and/or reducing it to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

This Agreement is further intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed consistent with this intent. For purposes of complying with Section 409A, any reference to your

“termination” shall mean your “separation from service” as defined by Section 409A. If you are a “specified employee” (as defined by Section 409A), any amounts or benefits that the Company is required to pay or make available to you upon your termination that are subject to Section 409A shall not be paid or provided (or commence to be paid or provided) until the first day of the seventh month following your termination. The amounts payable on such date shall consist of all amounts that could not be paid during such six month period.

10.	Notices.

Any notice which the Company is required to or may desire to give you shall be in writing and given (1) by registered or certified United States mail, return receipt requested or (2) hand-delivered by private courier, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing.

11.	Waivers.

No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

12.	Complete Agreement; Amendments.

The foregoing, including Exhibits A and B, constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof. This Agreement may be amended or modified or certain provisions waived only by a written instrument signed by the parties hereto.

13.	Headings.

The headings of the sections contained in this Agreement are inserted for convenience and reference only and in no way define, limit, extend or describe the scope of this Agreement, the intent of any provisions hereof, and shall not be deemed to constitute a part hereof nor to affect the meaning of this Agreement in any way.

14.	Counterparts.

This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

15.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

16.	Terms.

As used in this Agreement, an “affiliate” of the Company includes all subsidiaries of the Company, including baggallini, or any corporation or entity that controls or is under common control with the Company.

If you are in agreement with the foregoing, please sign your name below and at the bottom of the Confidentiality and Inventions Agreement, whereupon both Agreements shall become binding in accordance with their terms, and return this Agreement to the Company. This Agreement is entered into by the parties to be effective as of the 1st day of April, 2011.

Very truly yours,

R.G. BARRY CORPORATION

By:	/s/ Greg Tunney
Name:	Greg Tunney
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Dennis Eckols
DENNIS ECKOLS

Date: March 10, 2011

EXHIBIT A

EMPLOYMENT TERM, COMPENSATION AND BENEFITS

OF

Dennis Eckols

1.	Term.

The term of the Agreement to which this Exhibit A is annexed and incorporated (the “Agreement”) shall commence on April 1, 2011 and shall terminate as of the close of business on March 31, 2014, unless terminated prior thereto in accordance with the terms of the Agreement (the “Term”).

2.	Compensation.

a.	Base Salary. During the Term, you will be paid an annual Base Salary of $180,000 (subject to increase from time to time at the discretion of the Company).

b.	Performance Bonus. You will have the opportunity to participate in the R.G. Barry Annual Incentive Plan for Fiscal Year 2012 (“AIP”) maintained by the Company, as the same is in effect from time to time. The extent of your participation in the AIP and the terms and conditions of such participation will be determined by the Company.

c.	Payment of Base Salary and Bonus. Base Salary shall be payable in accordance with the Company’s payroll policies for its salaried employees. Any bonus payable to you under AIP will be paid as per the provisions of the applicable Plan.

d.	Stock Option. Within 30 days of the date of the Agreement, you will be granted, pursuant to and subject to the terms and conditions of the Company’s Long-Term Incentive Plan (the “Long-Term Plan”), a nonqualified stock option to purchase common shares of the Company at an exercise price equal to the Fair Market Value of such shares on the date of the Agreement, as determined in accordance with the Long-Term Plan. The stock option will be exercisable for a number of whole common shares valued at $40,000 using the Company’s valuation methodology consistent with GAAP. The stock options will have a maximum term of ten (10) years, will vest over three years (one-third of the total shares will vest on each of the first, second and third anniversaries of the grant date) and will have such other terms and conditions as are provided in the Long-Term Plan.

e.	Paid Time Off. You shall be paid for and be entitled to all legal holidays. The amount of additional paid time off to which you will be entitled during each year of your employment will be determined in accordance with the Company’s Paid Time Off Policy, as in effect from time to time. Based on the terms of the Company’s Paid Time Off Policy as of the date of this Agreement, your initial annual entitlement will be twenty-three (23) days.

3.	Insurance and Benefits.

The Company shall provide you with the following benefits in the same amounts as those currently provided to you:

a.	Medical, Prescription Drug, Dental

b.	401K Retirement Plan

4.	Expenses.

The Company shall reimburse you promptly for all reasonable and ordinary business and out-of-pocket expenses incurred by you in connection with the business of the Company (including baggallini) and in the scope of your employment hereunder, in accordance with, and subject to your compliance with, the Company’s Travel and Expense Policy, a copy of which has been furnished to you.

5.	Long-Term Incentive Plan.

You will be eligible to participate in the long-term incentive plan for senior executives, which currently involves the annual grant of restricted stock units pursuant to the Long-Term Plan. The number of restricted stock units that may be issuable to you under such plan will be determined by the Company in its discretion.

INITIALS:

Employee: /s/ DE

Company: /s/ GT for RG Barry

EXHIBIT B

CONFIDENTIALITY AND INVENTIONS AGREEMENT

In consideration of my employment by R.G. Barry Corporation (together with its subsidiary entities (including baggallini, Inc.), successors and assigns, the “Company”), and the compensation now and hereafter paid to me, I, DENNIS ECKOLS, hereby agree as follows:

1. Nondisclosure

1.1 Nondisclosure; Recognition of Company’s Rights. At all times during my employment with the Company and thereafter, I will hold in strictest confidence and will not disclose, use or publish any of the Company’s Confidential Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the CEO of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole property of the Company and its assigns.

1.2 Confidential Information. The term “Confidential Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques of the Company (including the Company’s subsidiary, baggallini, Inc.), or used or held for use in their business (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, and suppliers and customers of the Company; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, “Confidential Information” does not include any information which is or becomes generally available to the public other than as a result of a disclosure by me in violation of this Agreement, or which is or becomes available to me on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company. I claim no personal interest in any Invention, improvement or intellectual property relevant to the business of the Company, including baggallini, Inc.

1.3 Third Party Information. I understand that the Company has received and the Company in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment by the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company (other than me) in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose any confidential information of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. Assignment of Inventions.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secrets, trademarks, tradenames, patents and patent rights, copyrights, mask works and other intellectual property rights throughout the world.

2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company and which do not relate in any way to the business or proposed business of the Company (including the business of baggallini, Inc.), are excluded from the scope of this Agreement (“Prior Inventions”). A complete list and description of these Prior Inventions is included on Annex A to this Agreement. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product or process, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as hereinafter defined) without the Company’s prior written consent.

2.3 Assignment of Inventions to Company. I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company or during my employment or other association with the Company’s subsidiary, baggallini, Inc. Inventions assigned to the Company (or required to be assigned by the Company under this Section 2.3), or to a third party as directed by the Company pursuant to Section 2.5, are hereinafter referred to as “Company Inventions.” As of the date of this Agreement, I have assigned to the Company all of my right, title and interest in and to all Company Inventions.

2.4 Obligation to Keep Company Informed. Upon request by the Company, from time to time during the period of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within six months after termination of my employment.

2.5 Third Party Assignments. I agree to assign all my right, title and interest in and to any particular Company Invention to a third party as directed by the Company.

2.6 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire”, pursuant to United States Copyright Act.

2.7 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries, all at the cost and expense of the Company. To that end, at the Company’s sole cost and expense, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, at the Company’s sole cost and expense, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance and shall pay any reasonable costs and expenses relating to the provision of such assistance, including but not limited to out of pocket expenses incurred by me.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Confidential Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict with this Agreement. I agree that, during my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment. I further agree that, during the term of my employment, I will not engage in any other activities that conflict with my obligations to the Company.

5. Return of Company Documents. When I leave the employ of the Company or at the Company’s earlier request, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

6. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Confidential Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

7. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered by hand, or sent by certified or registered mail, return receipt requested, postage prepaid, or by overnight delivery to the party to whom it is directed:

If to the Company, to it at the following address:

R.G. Barry Corporation

13405 Yarmouth Road, N.W.

Pickerington, Ohio 43147

Attention: Chief Executive Officer

If to the Employee, to the Employee at the following address:

DENNIS ECKOLS

(address on record in the corporation)

or at such other address as either party shall have specified by notice in writing to the other.

8. Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

9. General Provisions.

9.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of Ohio.

9.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

9.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

9.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

9.5 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

9.6 Entire Agreement. This Agreement and the Key Employment Agreement between the parties of even date herewith are the final, complete and exclusive agreement[s] of the Parties with respect to the subject matter hereof and supersede and merge all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

I have read this Agreement carefully and understand its terms. I have completely filled out Annex A to this Agreement. This Agreement shall be effective as of April 1, 2011.

/s/ Dennis Eckols
Dennis Eckols

Accepted and Agreed To:

R.G. Barry Corporation

By:	/s/ Greg Tunney
Title:	President & CEO
Dated:	April 1, 2011

Annex A

TO: R.G. Barry Corporation

FROM: Dennis Eckols

DATE: April 1, 2011

SUBJECT: Prior Inventions

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.